SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[X]	Soliciting Material Pursuant to §240.14a-12

PAC-WEST TELECOMM, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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The following communication was distributed by e-mail to the employees of Pac-West Telecomm, Inc. on April 16, 2003:

Good Afternoon to All Pac-West Team Members,

Yesterday we filed a preliminary proxy with the SEC in order to get their approval before mailing to all shareowners in advance of the Annual Shareholder Meeting scheduled for June 9th here in Stockton.

It was a surprise to me that this preliminary proxy for SEC review becomes a public document when filed with the SEC so you wouldn't also be surprised I decided to send you this email to specifically point out and share some background on a problem that most of you are already aware of and, a proposed solution to the problem contained in the proxy:

  The problem is the potential delisting of Pac-West Stock from the NASDAQ SmallCap Market that could be triggered if our stock continues to trade under $1.00 per share, and, we get notice from the NASDAQ giving us notice that we must comply within a certain timeframe or be delisted.  We did receive notice on March 19, 2003 that we have 90 days to regain compliance.  Since this period ends on May 12, 2003, we must have some activity underway to gain compliance.
  The solution recommended by your leadership team and board of directors is to recommend for shareholder approval the execution of a reverse split of our common stock to regain compliance with the $1.00 minimum and thus avoid the delisting.

Many of you have asked about delisting from the NASDAQ Exchange and what impact that would have on shareowners.  The answer is very complex but it general it would adversely affect the liquidity and marketability of our common shares and we would like to avoid delisting if possible.   NASDAQ has a number of requirements for companies who wish to trade on their exchange.  Pac-West meets all the requirements except the $1.00 per share thresh-hold.

Let me explain briefly our response and solution as to how we plan to avoid the delisting, if and when that becomes necessary.  In short, we plan to ask the shareholders for their approval to allow our Board of Directors to implement a "reverse split" if it becomes necessary.  The Board would only implement if and when, it is necessary.

The proxy will contain a great amount of detail on the reverse split and the mechanics thereof.  Simply speaking we have proposed a formula that would increase the the market price of our shares above $2.00 per share which is accomplished by re-issuing a reduced number of shares for share currently held.  Quoting directly from the proxy, here is an example: "if during the five trading days preceding the effective date of the reverse stock split the average closing sale price of our common shares is $0.45, then five shares ($2.00 / $0.45 = 4.44, for which the first whole number greater than that number is 5) of our issued and outstanding common shares would be automatically combined and changed into one common share."

If you owned 1000 shares pre split which would have a market value of $450 at $.45/share, after the 1 share for 5 split, using this example, you would own 200 shares which would hopefully still have a value of $450 or $2.25/share.  I must qualify the last statement by saying we do not know or predict how the market will react to the reverse split so it may trade for more, or less depending on market reaction.

As I said, this is a complex issue that is better explained in the proxy but I wanted to alert you of this activity so that you could respond to customers, friends and family.  It is a common process for which we do not anticipate any adverse impact.

If you any of you want more detail or wish to discuss stock trading issues, please call Reid Cox, Director of Investor Relations on extension 3417 or, you can always call me or send me an email and either Reid or I will get you an answer

WALLY GRIFFIN
Chairman & CEO

Pac-West Telecomm, Inc.
1776 W. March Lane # 250
Stockton, CA 95207
209.926.3333 Tel
209-926-4444 Fax

877-815-0378 Cell
wgriffin@pacwest.com

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Pac-West Telecomm, Inc. ("Pac-West") has filed a preliminary proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on June 9, 2003. Pac-West currently expects that it will file a definitive proxy statement regarding the Annual Meeting in the near future. Shareholders of Pac-West are urged to read the definitive proxy statement and any other relevant materials filed by Pac-West with the SEC (when they become available) because they will contain important information about Pac-West and the Annual Meeting.

The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Pac-West with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Pac-West Telecomm, Inc., Investor Relations, 1776 W. March Lane, Suite 250, Stockton, California 95207.

Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.